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                                                                   Exhibit 4(X)

                        ALLSTATE LIFE INSURANCE COMPANY
                               [3100 SANDERS ROAD
                             NORTHBROOK, IL 60062]

                   [TRUEACCUMULATION - HIGHEST DAILY] BENEFIT
                              SCHEDULE SUPPLEMENT

 ANNUITY NUMBER: [001-00001]

 EFFECTIVE DATE: [Issue Date of the Annuity]

 DURATION OF A GUARANTEE PERIOD: [10 years]

 DOLLAR-FOR-DOLLAR PERCENTAGE: [5.0%]

 CHARGE FOR THE RIDER: [The daily equivalent of an annual rate of [0.35%] applied to the elected Sub-accounts and the Transfer Account]

 TRANSFER ACCOUNT: [AST Investment Grade Bond Portfolio, which consists of one or more Sub-accounts, each investing in a different bond fund.] If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

 BENCHMARK INDEX: [Lehman Brothers Fixed Term Zero Coupon Swap Index]. If this Benchmark Index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise, we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 BENCHMARK INDEX INTEREST RATE: [The interest rate that is set with reference to the Benchmark Index.]

 DISCOUNT RATE ADJUSTMENT: [2.5%]

 DISCOUNT RATE MINIMUM:[

Month Minimum
----- -------
   1   3.00%
   2   2.92%
   3   2.83%
   4   2.75%
   5   2.67%
   6   2.58%
   7   2.50%
   8   2.42%
   9   2.33%
  10   2.25%
  11   2.17%
  12   2.08%
  13   2.00%
  14   1.92%
  15   1.83%
  16   1.75%
  17   1.67%
  18   1.58%
  19   1.50%
  20   1.42%
  21   1.33%
  22   1.25%
  23   1.17%
  24   1.08%
 25+   1.00%

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                   [TRUEACCUMULATION--HIGHEST DAILY] BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

                          TRANSFER CALCULATION FORMULA

 [The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the Transfer Account

   . C\\l \\is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

 For each Guarantee Amount:

..   G\\i\\ is the Guarantee Amount

..   N\\i\\ is the number of days until the end of the Guarantee Period

..   d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period. The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period. If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

 The formula, which is set on the Effective Date and is not changed while this Rider is in effect, determines, on each Valuation Day, when a transfer is required:

 The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

 L = MAX (L\\i\\), where L\\i\\ = G\\i \\/ (1 + d\\i\\)/(Ni/365)/.

 Next the formula calculates the following formula ratio (r):

 r = (L - B) / V.

 The formula will transfer assets out of the Transfer Account if r (less than) Cl and B (greater than) 0.

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If, at the time we make a transfer to the bond fund Sub-account associated with the current liability, there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

 The formula will transfer assets into the Transfer Account if r (greater than) C\\u\\.

 The transfer amount is calculated by the following formula:

    T = {Min (V, [L--B - V * C\\t\\] / (1 - C\\t\\))}

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                   [TRUEACCUMULATION - HIGHEST DAILY] BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

                    TRANSFER CALCULATION FORMULA (Continued)

 If the formula ratio is less than a lower target value, and there are assets in the Transer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

 The transfer amount is calculated by the following formula:

       T = {Min (B, - [L - B- V * C\\t\\] / (1 - C\\t\\))}

 If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.]

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